EXHIBIT 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Fourth Quarter — Year End 2007 Results
Nashville, Tenn., February 7, 2008 — HCA today announced financial and operating results for the fourth quarter and year ended December 31, 2007.
Fourth Quarter Summary:
▪	Revenues increased 6.1 percent to $6.883 billion.

▪	Net income totaled $278 million, compared to $122 million in the prior year.

▪	Adjusted EBITDA totaled $1.153 billion, compared to $1.271 billion in the prior year.

▪	Provision for doubtful accounts increased to $912 million, from $710 million in the prior year.

▪	Interest expense increased to $541 million, from $373 million in the prior year.

▪	Same facility admissions decreased 1.0 percent, and same facility equivalent admissions increased 0.3 percent.

▪	Same facility revenue per equivalent admission increased 6.6 percent.
“We were pleased with the 2007 results for the Company,” stated Jack O. Bovender, Jr., HCA’s Chairman and CEO. “Our dedication to the communities we serve, physicians and patients remains our top priority as we begin a new year,” concluded Bovender.
Revenues for the fourth quarter totaled $6.883 billion, compared to $6.489 billion in the fourth quarter of 2006. Adjusted EBITDA in the quarter totaled $1.153 billion, compared to $1.271 billion in the previous year’s fourth quarter. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA for these periods is included in this release. Net income for the fourth quarter of 2007 totaled $278 million, compared to $122 million in the prior year’s fourth quarter. Results for the fourth quarter of 2007 include gains on sales of facilities of $139 million and gains on investments of $2 million. Fourth quarter 2006 results include transaction costs of $433 million related to the November 2006 recapitalization, gains on sales of facilities of $159 million, an asset impairment charge of $24 million and gains on investments of $103 million.
The provision for doubtful accounts increased to $912 million, or 13.2 percent of revenues, in the fourth quarter of 2007 from $710 million, or 10.9 percent of revenues, in the fourth quarter of 2006. At December 31, 2007, our allowance for doubtful accounts represented approximately 89 percent of the $4.825 billion patient due accounts receivable balance. At December 31, 2006, the allowance for doubtful accounts was approximately 86 percent of the $3.972 billion patient due accounts receivable balance.

Interest expense increased to $541 million in the fourth quarter of 2007, compared to $373 million in the same period of 2006, due primarily to the increased debt incurred to complete the November 2006 recapitalization. The provision for income taxes for the fourth quarter was reduced, due primarily to the recognition of certain state tax benefits.
Same facility admissions decreased 1.0 percent and same facility equivalent admissions increased 0.3 percent in the fourth quarter of 2007 compared to the prior year’s fourth quarter. Same facility revenue per equivalent admission increased 6.6 percent in the fourth quarter of 2007 compared to the fourth quarter of 2006. Same facility charity and uninsured discounts totaled $796 million in the fourth quarter of 2007 compared to $622 million in the fourth quarter of 2006.
Revenues for the year ended December 31, 2007 increased 5.4 percent to $26.858 billion compared to $25.477 billion in 2006. Adjusted EBITDA for 2007 totaled $4.592 billion compared to $4.470 billion in the prior year. Net income totaled $874 million for 2007 compared to $1.036 billion for 2006. The 2007 results include gains on investments of $8 million, gains on sales of facilities of $471 million and an impairment of long-lived assets of $24 million. The 2006 results include gains on investments of $243 million, gains on sales of facilities of $205 million, an impairment of long-lived assets of $24 million and $442 million of transaction costs related to the recapitalization.
As of December 31, 2007, HCA’s balance sheet reflected cash and cash equivalents of $393 million, total debt of $27.308 billion, and total assets of $24.025 billion. The Company’s total debt balance decreased by $1.100 billion during 2007.
The 2007 gains on sales of facilities included the divestitures of three hospitals for proceeds totaling $661 million and the recognition of a net pretax gain of $443 million, or $272 million net-of-tax. Proceeds were used to reduce debt.
During November 2006, the Company’s shareholders approved a merger with an acquiring consortium led by Bain Capital, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity, along with HCA founder, Dr. Thomas F. Frist, Jr. and certain members of his family and HCA management in which a cash payment of $51.00 per share was made for each share of HCA common stock held. The merger was accounted for as a recapitalization transaction.
The Company also announced today it had commenced a cash tender offer to purchase up to $500 million of aggregate principal amount of certain series of its outstanding debt securities. The Company expects the completion of the tender offer will reduce its interest expense. The Company intends to finance the purchase of the debt with borrowings under its revolving credit facilities. During the fourth quarter of 2007, the application of proceeds from asset sales contributed to a net reduction of $150 million in borrowings under the revolving credit facilities. For information regarding the tender offer, please refer to the separate press release issued by the Company today regarding the tender offer.
As of December 31, 2007, HCA operated 169 hospitals and 108 freestanding surgery centers (including eight hospitals and nine freestanding surgery centers operated through equity method joint ventures).

Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at http://www.videonewswire.com/event.asp?id=45107 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the recapitalization; (3) increases in the amount and risk of collectability of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit programs, that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (10) changes in federal, state or local laws or regulations affecting the health care industry; (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel; (12) the possible enactment of federal or state health care reform; (13) the availability and terms of capital to fund the expansion of our business or improvements to our existing facilities; (14) changes in accounting practices; (15) changes in general economic conditions nationally and regionally in our markets; (16) future divestitures which may result in charges; (17) changes in business strategy or development plans; (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (19) delays in receiving payment for services provided; (20) potential liabilities and other claims that may be asserted against us; (21) the ability to complete the announced debt tender offer and reduce interest expense; and (22) other risk factors described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “Company” and “HCA” as used throughout this document refer to HCA Inc. and its affiliates.

HCA Inc.
Consolidated Income Statements
Fourth Quarter
(Dollars in millions)

	2007		2006
	Amount	Ratio	Amount	Ratio
Revenues	$6,883	100.0%	$6,489	100.0%

Salaries and benefits	2,712	39.4	2,593	40.0
Supplies	1,111	16.2	1,071	16.5
Other operating expenses	1,047	15.2	993	15.3
Provision for doubtful accounts	912	13.2	710	10.9
Gains on investments	(2)	—	(103)	(1.6)
Equity in earnings of affiliates	(50)	(0.7)	(46)	(0.7)
Depreciation and amortization	354	5.0	346	5.4
Interest expense	541	7.9	373	5.7
Gains on sales of facilities	(139)	(2.0)	(159)	(2.5)
Impairment of long-lived assets	—	—	24	0.4
Transaction costs	—	—	433	6.7

	6,486	94.2	6,235	96.1

Income before minority interests and income taxes	397	5.8	254	3.9

Minority interests in earnings of consolidated entities	48	0.7	56	0.8

Income before income taxes	349	5.1	198	3.1

Provision for income taxes	71	1.1	76	1.2

Net income	$278	4.0	$122	1.9

HCA Inc.
Consolidated Income Statements
For the Years Ended December 31, 2007 and 2006
(Dollars in millions)

	2007		2006
	Amount	Ratio	Amount	Ratio
Revenues	$26,858	100.0%	$25,477	100.0%

Salaries and benefits	10,714	39.9	10,409	40.9
Supplies	4,395	16.4	4,322	17.0
Other operating expenses	4,241	15.7	4,056	16.0
Provision for doubtful accounts	3,130	11.7	2,660	10.4
Gains on investments	(8)	—	(243)	(1.0)
Equity in earnings of affiliates	(206)	(0.8)	(197)	(0.8)
Depreciation and amortization	1,426	5.4	1,391	5.5
Interest expense	2,215	8.2	955	3.7
Gains on sales of facilities	(471)	(1.8)	(205)	(0.8)
Impairment of long-lived assets	24	0.1	24	0.1
Transaction costs	—	—	442	1.7

	25,460	94.8	23,614	92.7

Income before minority interests and income taxes	1,398	5.2	1,863	7.3

Minority interests in earnings of consolidated entities	208	0.8	201	0.8

Income before income taxes	1,190	4.4	1,662	6.5

Provision for income taxes	316	1.1	626	2.4

Net income	$874	3.3	$1,036	4.1

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Years
	Fourth Quarter		Ended December 31,
	2007	2006	2007	2006
Revenues	$6,883	$6,489	$26,858	$25,477

Net income	$278	$122	$874	$1,036
Gains on sales of facilities (net of tax)	(88)	(74)	(291)	(103)
Impairment of long-lived assets (net of tax)	—	15	15	15
Transaction costs (net of tax)	—	303	—	309

Net income, excluding gains on sales of facilities, impairment of long- lived assets and transaction costs	190	366	598	1,257
Depreciation and amortization	354	346	1,426	1,391
Interest expense	541	373	2,215	955
Minority interests in earnings of consolidated entities	48	56	208	201
Provision for income taxes	20	130	145	666

Adjusted EBITDA (a)	$1,153	$1,271	$4,592	$4,470

(a)	Net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as measures of operating performance or alternatives to cash flows from operating, investing and financing activities as measures of liquidity. Because net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31,	September 30,	December 31,
	2007	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$393	$347	$634
Accounts receivable, net	3,895	3,857	3,705
Inventories	710	689	669
Deferred income taxes	592	487	476
Other	615	649	594

Total current assets	6,205	6,029	6,078

Property and equipment, at cost	22,579	22,449	21,907
Accumulated depreciation	(11,137)	(10,999)	(10,238)

	11,442	11,450	11,669

Investments of insurance subsidiary	1,669	1,737	1,886
Investments in and advances to affiliates	688	683	679
Goodwill	2,629	2,652	2,601
Deferred loan costs	539	559	614
Other	853	667	148

	$24,025	$23,777	$23,675

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,370	$1,290	$1,415
Accrued salaries	780	731	675
Other accrued expenses	1,391	1,389	1,193
Long-term debt due within one year	308	299	293

Total current liabilities	3,849	3,709	3,576

Long-term debt	27,000	27,246	28,115
Professional liability risks	1,233	1,276	1,309
Income taxes and other liabilities	1,379	1,189	1,017
Minority interests in equity of consolidated entities	938	915	907

Equity securities with contingent redemption rights	164	164	125

Stockholders’ deficit	(10,538)	(10,722)	(11,374)

	$24,025	$23,777	$23,675

HCA Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006
(Dollars in millions)

	2007	2006
Cash flows from operating activities:
Net income	$874	$1,036
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	3,130	2,660
Depreciation and amortization	1,426	1,391
Income taxes	(105)	(552)
Gains on sales of facilities	(471)	(205)
Impairment of long-lived assets	24	24
Change in operating assets and liabilities	(3,615)	(2,940)
Change in minority interests	40	58
Share-based compensation	24	324
Other	69	49

Net cash provided by operating activities	1,396	1,845

Cash flows from investing activities:
Purchase of property and equipment	(1,444)	(1,865)
Acquisition of hospitals and health care entities	(32)	(112)
Disposal of hospitals and health care entities	767	651
Change in investments	207	26
Other	23	(7)

Net cash used in investing activities	(479)	(1,307)

Cash flows from financing activities:
Issuance of long-term debt	24	21,758
Net change in revolving bank credit facility	(520)	(435)
Repayment of long-term debt	(750)	(3,728)
Repurchase of common stock	(2)	(653)
Recapitalization — repurchase of common stock	—	(20,364)
Recapitalization — equity contributions	—	3,782
Payment of debt issuance costs	—	(586)
Issuance of common stock	100	108
Payment of cash dividends	—	(201)
Other	(10)	79

Net cash used in financing activities	(1,158)	(240)

Change in cash and cash equivalents	(241)	298
Cash and cash equivalents at beginning of period	634	336

Cash and cash equivalents at end of period	$393	$634

Interest payments	$2,163	$893
Income tax payments, net of refunds	$421	$1,087

HCA Inc.
Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2007	2006	2007	2006
Consolidating Hospitals:
Number of Hospitals	161	166	161	166
Weighted Average Licensed Beds	38,784	39,762	39,065	40,653
Licensed Beds at End of Period	38,405	39,354	38,405	39,354

Reported:
Admissions	384,000	391,500	1,552,700	1,610,100
% Change	-1.9%		-3.6%
Equivalent Admissions	585,300	586,300	2,352,400	2,416,700
% Change	-0.2%		-2.7%
Revenue per Equivalent Admission	$11,760	$11,066	$11,417	$10,542
% Change	6.3%		8.3%
Inpatient Revenue per Admission	$11,121	$10,355	$10,718	$9,876
% Change	7.4%		8.5%

Patient Days	1,881,200	1,921,200	7,683,000	7,916,100
Equivalent Patient Days	2,867,400	2,877,800	11,639,700	11,882,100

Inpatient Surgery Cases	126,500	130,000	516,500	533,100
% Change	-2.7%		-3.1%
Outpatient Surgery Cases	200,100	200,600	804,900	820,900
% Change	-0.3%		-2.0%

Emergency Room Visits	1,288,300	1,265,800	5,116,100	5,213,500
% Change	1.8%		-1.9%

Outpatient Revenues as a Percentage of Patient Revenues	36.9%	36.4%	36.9%	36.4%

Average Length of Stay	4.9	4.9	4.9	4.9

Occupancy	52.7%	52.5%	53.9%	53.3%
Equivalent Occupancy	80.3%	78.7%	81.7%	80.0%

Same Facility:
Admissions	376,100	379,900	1,513,100	1,533,700
% Change	-1.0%		-1.3%
Equivalent Admissions	570,600	569,100	2,286,300	2,302,100
% Change	0.3%		-0.7%
Revenue per Equivalent Admission	$11,730	$11,002	$11,367	$10,516
% Change	6.6%		8.1%
Inpatient Revenue per Admission	$11,102	$10,332	$10,700	$9,892
% Change	7.5%		8.2%

Inpatient Surgery Cases	123,900	125,500	505,200	510,400
% Change	-1.3%		-1.0%
Outpatient Surgery Cases	193,400	195,000	779,000	788,100
% Change	-0.8%		-1.1%

Emergency Room Visits	1,264,500	1,228,800	5,002,300	4,967,100
% Change	2.9%		0.7%

Number of Consolidating and Nonconsolidating (50/50 Equity Joint Ventures) Hospitals:

Consolidating	161	166	161	166
Nonconsolidating (50/50 Equity Joint Ventures)	8	7	8	7

Total Number of Hospitals	169	173	169	173